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              KELLWOOD COMPANY (NYSE:KWD) TO ACQUIRE PHAT FASHIONS

New York, NY - January 8, 2004 -- Kellwood Company and Phat Fashions, LLC announced the two parties have reached an agreement for Kellwood to acquire Phat Fashions, its licensing organization and its prized trademarks, Phat Farm(R), Baby Phat(R), and Phat(R). The announcement was made at a press conference today in New York City.

"Before coming to this decision, we studied the urban lifestyle market for some time. The market represents purchases by consumers at retail of approximately $10 billion on an annual basis. Diversity of markets, brands, consumers and channels is Kellwood's hallmark. We are pleased to add Russell and Kimora Lee Simmons; and Phat Fashions to the Kellwood family. Phat Farm and Baby Phat are highly sought after brands, and we believe they represent the crown jewels of the urban business," said Hal J. Upbin, Kellwood chairman and chief executive officer.

"Since its inception in 1992, Phat Farm's revenues have grown dramatically every year. We are now at the point where we need the very best resources and infrastructure to build our underground phenomenon into a mainstream staple. Kellwood provides us with these opportunities. We are proud to be partners with the visionary team at Kellwood and look forward to developing Phat Farm into an institution that will inspire, uplift and bring together this generation of young Americans," commented Russell Simmons.

Baby Phat was launched in 1999 under the creative guidance of Kimora Lee Simmons. Over the past five years, Kimora Lee has taken her personal sense of style and created a new paradigm within the fashion and business world with her unique vision of clothing and accessories.

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Primary licensing categories for Phat Fashions include apparel for men, women, and children; athletic shoes, and accessories. Beginning with the Fall 2004 season, Kellwood will produce the men's Phat Farm collection through its own menswear organization. The Company also plans to introduce new product categories that fit within its already existing capabilities and expertise such as intimate apparel for Baby Phat.

         Phat Fashions will operate as a subsidiary of Kellwood. Simmons will remain at the helm of Phat Fashions as CEO. Kimora will continue as the principal creative arbiter for Baby Phat. The transaction is expected to close in early February.

         Kellwood's partnership with Russell Simmons began in 2003 through two licensing agreements. The first one was in April for Run Athletics(TM) men's activewear collection, and the second in August for Def Jam University(TM) sportswear for young men and juniors.

         "For two years, Russell and I have enjoyed numerous conversations, getting to know each other's business and markets, and exploring the viability of a Kellwood/Phat Fashions union. Our Kellwood team is energized to see this business venture come to fruition. This is a tremendous opportunity for Kellwood and Russell - and ultimately consumers and our retail partners," added Robert C. Skinner, Jr., Kellwood president.

         Russell Simmons is a master visionary who has shaped the cutting edge of hip-hop - the pre-eminent force in American popular culture - for the past two decades during which he founded Def Jam Records, the most successful hip-hop label in history, as well as the Phat Farm clothing line which sets the hottest trends on the streets today. While maintaining his unquestioned status as "the godfather of hip-hop," in recent years, Russell Simmons has transformed himself into the ultimate political activist and philanthropist.

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He has worked tirelessly to energize and motivate young people - the hip-hop generation - to stand up, mobilize and "move as an army" to make their voices heard and their votes count.

         Kimora Lee Simmons has been immersed in fashion most of her life. At thirteen, she was the muse for Karl Lagerfeld's House of Chanel. Kimora Lee has become a role model for young women by balancing her life as president and creative director of the Baby Phat division, with her continuing work with The Rush Philanthropic Foundation, and a wife and mother of two.

         Kellwood (NYSE:KWD) is a $2.4 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Democracy(R), David Meister(TM), Dorby(TM), My Michelle(R), Briggs New York(R), Northern Isles(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Run Athletics(TM), Def Jam University(TM), Liz Claiborne(R), Calvin Klein(R), XOXO(R), IZOD(R), Dockers(R), Gerber(R), Slates(R) and Bill Burns(R) are produced under licensing agreements. For more information, visit www.kellwood.com

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Statements in this press release that are not strictly historical are
"forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company's Form 10-K and other filings with the SEC. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events

FINANCIAL CONTACT: Roger D. Joseph, VP Treasurer & IR, Kellwood Company, 314.576.3437, Fax 314.576.3325 or roger_joseph@kellwood.com. W. Lee Capps III, Executive Vice President Finance & CFO, Kellwood Company, 314.576.3486, Fax
314.576.3439 or wlc@kellwood.com. Corporate Office: 600 Kellwood Parkway, Chesterfield, Missouri 63017.

MEDIA CONTACT: Donna Weaver, VP Corporate Communications, Kellwood Company, 212.575.7467, Fax 212.575.5339 or donna.weaver@kellwood.com. Executive Office:
120 West 45th Street, 27th Floor, New York, New York, 10036.